 Exhibit 99.1

On September 30, 2005, The Interpublic Group of Companies, Inc. held a conference call. A copy of the transcript of the call follows:

CORPORATE PARTICIPANTS

Philippe Krakowsky

Interpublic Group - SVP Corporate Communications

Michael Roth

Interpublic Group – Chairman and CEO

Frank Mergenthaler

Interpublic Group - EVP, CFO

PRESENTATION

Philippe Krakowsky:

Thank you. Thank you for joining us this morning. We have posted our earnings release and a company slide presentation, both of which will be referenced on this call on our website at www.Interpublic.com. An appendix to the presentation with more detailed financial information should be posted to our site by noon.

This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin by prepared remarks from management to be followed by a question-and-answer session. We plan to complete the call by market open at 9:30 AM Eastern time. During this call, we will refer to forward-looking statements about the company, which are subject to uncertainties referenced in the cautionary statement included in our earnings release and the slide presentation and further details in our annual report Form 10-K, and other filings with the SEC. At this point, I would like to turn things over to Michael Roth.

Michael Roth:

Thank you, Philippe. Thank you all for getting up so early to review our various filings and our press release. We have also provided a slide deck so that you can follow along with our presentation. We appreciate that it is a lot of material. We will of course be taking your questions during the back half of this call and in the days to come we will be available to meet and cover any additional questions you may have. It goes without saying that we're very pleased to be speaking with you. It has been some time since we were in a position to share our financial results and discuss our company's performance and all that is happening at IPG. I can honestly tell you it is good to be back.

Since we have a great deal of material to cover, we have provided an agenda on the second slide of our presentation deck. I will begin with an overview, then hand it over to our new CFO, Frank Mergenthaler, who will take you through our results for 2005 year-to-date, provide detail on the restatement and review 2004 performance. I will then return with an update on what we know is most on your minds; how our business is doing and how are we going to grow our company.

I would like to begin by discussing how it is that we got to this point. Soon after I became CEO earlier this year, I made it clear that a top priority for Interpublic would be to improve our financial systems and resolve our accounting issues. In order to do so, we had to apply a new level of scrutiny to the business. This led to our announcement in March that we would delay the filing of our financial statements due to shortcomings in our control environment.

At that time, we indicated that we need to greatly expand our internal management review and external audit activity to insure the integrity of our reported results. We also made it clear that this process would likely lead to a restatement. As we moved through this review exercise, it became apparent that what was in fact required was an extensive process to address all facets of the business, particularly in many of the international markets in which we do business. This new level of scrutiny reflects my management team's and the Board's commitment to resolving past accounting issues, moving away from the situation that Interpublic has found itself in during recent years and moving us to the forefront in terms of disclosure and transparency, which is consistent with today's post Sarbanes-Oxley environment.

While this is a more extensive approach and necessary, other vital aspects of how we see the business have not changed. Above all, we remain focused on key drivers like the needs of our clients, the power of our brands, and the quality of our work. With few exceptions, which we are addressing, our operating units remain competitive in the marketplace. Many are in fact leaders in their areas of expertise.

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You all know about the significant investments we're making in financial systems and personnel. We also continue to invest in our brands. Notably, we are experiencing some considerable success against the second key priority that I have communicated for our company: to build our talent base so as to grow the top line of our business and of course we remain focused on client retention and new business.

Our ability to attract talent to Interpublic and to our agencies can be seen in the news of our many new hires. Terrific executives, such as our CFO, Frank Mergenthaler, Mark Rosenthal at IPG Media, FCB's Steve Blamer, Tony Wright at Lowe, Neil Canter at MAP, Nick Brien at Universal McCann and Brett Gosper at McCann, Tim Sutton at Weber Shandwick and Jean-Louis deRoux at Future Brands and more. Across the board, there are many top people who are excited about joining us, playing a part in turning this company around and getting it to perform up to its potential.

I would like to comment briefly on key performance trends. Organic revenue increased 1.2% in 2004 and 1.3% in 2005. Both our revenue and costs are obviously not where they should be. This will be a significant major area of focus for us and represents a significant opportunity. We will discuss this in greater detail later on.

As we have previously discussed, Interpublic continues to address issues arising from the company's aggressive acquisition strategy in the 1990s. The problem caused by disparate and poorly integrated financial systems are what have caused our filing delay and the restatement. At that time, we also underinvested in talent, which is something I have been very focused on addressing during these past six months. Poor integration of acquired agencies and the lack of coordination that resulted also penalized operating results.

Our revenue growth lagged the industry, but we have taken steps to address the areas where we saw the greatest need. By replacing management, for example at Lowe and in a number of our media companies, as well as by reconfiguring our total media offering. The high corporate costs and professional fees required to remediate the long-term infrastructure neglect that existed here are severely affecting margins. However, they represent a significant opportunity for cost savings starting in 2006.

Other cost opportunities, such as our corporate initiatives and shared services, GIS, real estate and procurement, have yet to be fully realized. The right plans are in place, but they have been delayed by the restatement efforts. We will now move aggressively to fully implement these plans.

On slide 8 you will find a summary of the restatement. As I indicated, this scope of our review grew considerably over the course of the past six months. The reason for this is one that I've spoken to you about in the past and I feel very strongly about. It was essential that we get this right and it not be repeated. The restatement reduces retained earnings at September 31, 2004 by $514 million and stockholders equity by an additional $36 million. This reflects adjustments dating back five plus years, of which 50% relates to periods prior to 2002. Frank will speak to this in more detail shortly.

The one restatement item that I would like to address is the client vendor credits. These have been the subject of quite a bit of speculation recently. Until today, we were not in a position to discuss them. The media practices that are prevalent in many international markets are both accepted and legal. They are often known to all parties: agency, client and vendor. However, the contracts that govern our media arrangements are not always consistent with these local practices or with master contracts that exist with some major clients.

Our decision to reconcile to a consistent global standard is the right one. Our discussions with clients concerning media credits have been constructive. I believe our clients have appreciated our forthrightness as well as our willingness to tackle a complex issue that many of them are also trying to come to grips with. Above all, we are finding that clients appreciate our commitment to achieving transparency.

On a separate note, it bears mention that we have successfully amended our three-year credit facility and that our bank syndicate continues to be uniformly supportive. This indicates their confidence in our overall financial strength and prospects.

Now to take us through the restatement and our financial results, I would like to introduce Frank Mergenthaler. Those of you who have met will know that Frank is bright and pragmatic and that he brings a great breadth of financial experience to his new role at Interpublic. In a short time he has been with us, he has already made a significant contribution to our progress. Frank.

Frank Mergenthaler:

Thank you, Michael. I will get to our financial performance in just a minute. I'd like to begin by taking you through a couple of observations about the financial review process we just completed. These appear on slide 10. First, you should know that the audit committee of the Board was

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fully engaged and provided oversight throughout the process. A new Interpublic controllership team put in place in 2004 for a much-needed level of professional expertise to the company. Our team was assisted in this review by extensive outside help due to the magnitude and scope of the project. This new level of scrutiny is very significant. It is why we're in a position to receive an unqualified opinion on the financial statements from our outside auditors. The amount of work that has been done by this team is the most comprehensive process I've seen in my professional career and is in large part what has made me comfortable signing the financial statements.

Of course, these were necessary steps for Interpublic in order to reconcile the company's past with the current requirements of Sarbanes-Oxley. As important, the level of visibility into the business that we're establishing will give us much better tools with which to manage the business going forward.

Moving onto the next page, you will see our P&L for the first half of this year. Reported revenue was up 1.5% of which 1.3% was organic. This is encouraging news. In spite of the distractions we've been dealing with as a result of our financial reporting challenges, our companies continue to be competitive in the market to win business and grow revenue. The increase you'll see in salary and related expenses was primarily attributable to the strengthening of the global finance team and investing in new executive talent, which Michael will discuss in his remarks following mine.

We expect the higher level of finance salaries to be offset going forward by reduction in professional fees. Increased office and general expenses reflect our high professional fees, which began their upward trend in 2004 due to significant spending on Sarbanes and investment shared services and grew further in 2005 due to the restatement.

Operating loss narrowed from 101 million for the first six months in 2004 to 40 million in the first half of this year. Our tax rate in '05 and '04 continues to be significantly impacted by loss and international notations (ph) without a realizable tax benefit. Net loss was also lower with a negative EPS of $0.33 per share, down from a loss of $0.44 per share during the same period last year.

On slide 12, we provide you more information on revenue. As you have seen in the 10-K, we've begun to report segment revenue for our integrated agency networks and CMG, which is led by Harris Diamond. The 1.8% organic improvement at IAN was driven principally by Draft and McCann. FCB was essentially flat. Although it was down for the year, it was up slightly in the second quarter, which speaks well for the new Lowe management team's effort to stabilize top line. This is a key priority.

International performance in our major networks also improved with organic revenue increasing by 2%. The decrease at CMG stems primarily from softness in demand for corporate branding and design services. Although our systems previously precluded us from doing so, I want to move our disclosure forward to provide greater visibility into our respective businesses. We know that some indications of vitality by entity by discipline will be helpful to you. I'll be back to you on plans for more robust disclosure in future calls.

The next slide shows six months salaries and related. The trend here is obviously not headed in the right direction. I think I highlighted all the major year-on-year swing factors for you earlier. Reversing this trend is an opportunity and a key priority for us moving into 2006.

Office and general expenses on slide 14 were flat during the first six months. There are two significant factors at work here. Professional fees increased 39 million from an already high base in 2004 to 4.7% of revenue. Clearly that is far from normal but are required to address the shortcoming in the company's financial controls. We believe fees will peak this year and we will begin to step down substantially in 2006 as the restatement costs go away and again in 2007 after we achieve Sarbanes-Oxley compliance. I called that higher severance expense earlier in the discussion.

Another new area of disclosure for us appears in the following slide. We've already spoken to cost connected to upgrading our financial talent and to fees required for the restatement, Sarbanes (inaudible question - background noise) services. It is not common for professional service providers to break out corporate center expenses. By doing so, we're providing another way in which you can track the progress of our turnaround and further delivering on this management team's commitment to greater transparency.

On the next page, we show year-to-date operating margin. This year's operating income includes a $9 million reversal of certain previous restructuring charges. Resulting adjusted operating margin of -1.6% reflects all the cost pressure I have outlined for you in previous slides. In the same analysis for last year, the addbacks are more numerous and the comparable adjusted operating margin is 2.2%. However, the drag from corporatewide spending on finance non-professional fees was significantly greater this year than last.

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Slides 17 through 19 cover our balance sheet and debt position. At the end of the second quarter we held cash and cash equivalents of $1.6 billion and debt of approximately $2.3 billion. Our extended debt maturity schedule continues to provide us significant financial flexibility. We have no debt due until 2008.

The schedule on slide 18 is current as of August 31st,  reflecting a successful refinancing we did in July of this year. As Michael mentioned in his opening remarks, this week we amended our $450 million revolving credit facility. The fact that 100% of our banks agreed to the amendment says a great deal about the level of their support. We chose not to renew the smaller 364-day facility, which we had not drawn down in years. I remind you that we are in credit watch with negative implications with each of the rating agencies. We will remain in regular dialogue and have discussed with them our financial results, including the restatement.

Moving to slide 20, I'd like to begin walking you through the restatement items in some detail. As mentioned earlier, we turned the organization upside-down over the past six months, effectively redoing Interpublic's accounting for the past five years. We looked at the accounting for over 400 acquisitions and nearly that many leases. We reviewed approximately 10,000 account reconciliations and twice that number of client contracts. The material weaknesses in internal control that made this necessary arose from the lack of postmerger integration at many acquired companies, lack of competent financial talent across the group and the lack of clearly defined policies and procedures. Addressing each of these issues is a priority for me going forward.

The major revenue recognition categories are outlined on the next slide. Michael has spoken to the credits issue. The timing of revenue recognition relates primarily to contracts being inconsistently followed, contracts that were unclear or nonexistent. Moving from net to gross revenue and how we account for some of our businesses will increase revenue and expenses equally and therefore have no effect on operating income but will have a small negative impact on operating margin percent because of the higher base.

Slide 22 identifies the other material restatement items. Pre-acquisition accounting has the largest negative impact in terms of revenue. It was almost entirely pre-2002. The international compensation arrangements relate to personal service companies. So this is a fairly common compensation practice in Europe. This was another case in which we wanted to move to a higher level of transparency in our accounting. The internal investigations have gotten a great deal of attention. They are a direct result of our anti-fraud program, internal and external audit work and the expanded scope as a result of the restatement. The investigations were led by a third party at the direction of our audit committee. Of the 50 or so investigations that we undertook, which were predominantly in international markets, many of the issues identified were local business practice or accounting errors.

Incidents of what I call bad behavior were relatively few and those people responsible have been or are in the process of being exited from the business. Incidents at only seven of our more than 850 locations drove 80% of the accounting adjustments in this category.

I will spend only a short time on the next two pages but they should prove helpful in that they provide income statement effects for each period of the restatement. The first covers revenue, which is up due to the restatement largely as a result of gross-ups. The timing of revenue recognition, which more accurately captures the seasonality of the business, does move amounts within quarters and from year-to-year.

Slide 24 takes you through the net income effects of each period. Please note the most recent period presented is September 30, 2004, which is our last filing with the SEC. We detail net income effects by category. You see that the client vendor credits are pretty consistent throughout each period. This is also true of the international compensation agreements a few lines down. The effects of pre-acquisition accounting are most dramatic in the pre-2001 period. The material internal investigations specifics are disclosed in detail in our 10-K.

In the all other category there is a reversal of $145 million goodwill impairment charge that was tax affected incorrectly in the third quarter of '04. As you can see on the next page, certain of these items will have cash implications and certain some will not. Primary areas of outflow are client vendor credits and international compensation agreements. In connection with the restatement, we estimate approximately 250 million will result in cash payments over the next 24 months.

Moving onto the next slide, we address where our financial review will lead us in terms of Sarbanes-Oxley compliance. Controls over most areas are stronger as a result of our review process, but much of the work is still being done manually. Remediation efforts will extend into 2006. We expect to be 404 compliant with the filing of our 2006 10-K.

Now onto 2004 performance. Slide 28 provides you with the full P&L. On the next page, you can see that organic revenue rose 1.2% driven by a 2% increase in IAN. This reflects increases at McCann, Draft, FCB and Deutsche partially offset by the decreases at Lowe.

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Slide 30 tracks salaries and related expenses, which were up 2.9% in constant currency. This reflects higher headcount at certain agencies and hiring additional personnel within corporate and the operating units in support of our accounting, shared service and SOX compliance initiatives.

The next page is office and general expense, which was down 3.4% in constant dollars. The major drivers here are lower occupancy in overhead costs related to 2002, 2003 restructuring program as well as a decrease in costs incurred in our sports marketing business to secure certain sports television rights.

In the next two slides we once again give you corporate expenses for 2004 and a reconciliation of operating to adjusted operating margin. I won't dwell on these because I think we're all focused on the back half of 2005 and even more so on 2006 performance. It goes without saying that the turnaround targets set over two years ago by a previous management team are no longer germane. Mike will speak to this again shortly but I assure you that he and I are very focused on what we will be required to address our cost challenges going forward. This includes rethinking how we share our leverage with the international infrastructure we have in place and reduce the multiple interim holding companies that we have as a result of our old operating model. At this point, I'd like to turn things back over to Michael.

Michael Roth:

Thanks, Frank. I'm sure that's all clear to everyone after going through these financials. Obviously there's a lot of ins and outs here and this is certainly a complex presentation in terms of getting to the bottom of our fundamental operating performance. As always, our whole team, Jerry, Philippe, Frank, myself, Nick, everyone will be available to address a lot of the more specific questions you might have.

What I would like to do now is update you on the state of our agencies and on what we're doing to make each of them stronger to drive results for both existing and new clients. McCann-Erickson, led by John Dooner, remains a marketing powerhouse. They have a strong global network and have invested to improve the quality of their nontraditional offerings to support major multinational clients. Over the past 18 months, John has upgraded 20 of his most senior executive posts. This includes enhancing future leadership by naming Eric Keshin Chief Operating Officer and recruiting Brett Gosper as New York CEO. There is also new leadership in Europe and Latin America, new creative direction in New York, London and San Francisco, new CEOs at key corridor companies and top-notch new account directors on a number of key clients. The agencies'  new positioning is driving some big new business wins and growth in 2005 to date is solid.

An update on Lowe follows. We all know that the agency had become a challenge for Interpublic. What was once a great creative shop has been compromised by overexpansion and multiple mergers. However, the trend among major clients toward highly creative networks built on a center of excellence model represents a real opportunity for Lowe.

On the next chart, you'll see the progress we've made to date. You'll remember I indicated that this would be a personal priority along with addressing our media assets. In November of last year, we replaced the entire Lowe global management. Since that time, a strong new leadership team has been installed in New York and London. The new team has introduced the strategy that focuses on Lowe's top 12 markets, which represent approximately 80% of its revenue. The quality of the creative product and the strategic thinking that underpins it are once again top on management's radar. There is also a willingness to work with other Interpublic agencies in marketing services. This has never been before the case at Lowe and it has played an important role in their win on Nokia.

The new team has made real headway in stabilizing revenue. We continue to view this as a work in progress, but we are encouraged by its early results. The situation at our media unit also bears mentioning. Clearly, the evolving communications landscape requires a high-level holding company approach to media. Only the largest coordinated media operation can get the best price, develop accountability and ROI tools as well as incorporate expertise in areas like the Web, programming and branded entertainment. We continue to be a significant presence in the media space. We have strong global brands and exceptional specialty practices. The key is to organize these assets so they can be better deployed on behalf of our clients. A big part of that has to do with leadership and direction.

Moving on, you will see that we have done this -- what we have done in this area. Most important, we have unified all media operations under one management. We took some time in deciding who will lead our new media group and made a considered decision to go outside of the agency world in choosing Mark Rosenthal, the former Chief Operating Officer of Viacom's MTV networks. Mark is a strong operator. He also brings a new perspective to the challenge of creating a next-generation media offering for our clients.

With P&L oversight over all our media businesses, he will be able to invest and incentivize our people so as to improve product quality. He is in the process of centralizing strategic functions such as programming and branding content and has already brought on Nick Brien as CEO at Universal McCann, which of course will also continue to work closely with the McCann Worldgroup.

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To assist Mark, we also launched a marketing and accountability practice and brought on Neil Canter. This new group will pull all of Interpublic's analytic capabilities and provide clients with a key tool for measuring the effectiveness of their marketing spend and optimizing their media mix. These are pretty dramatic changes, but they are required for us to stem the client losses in media.

FCB continues to perform well. We recruited a new CEO, Steve Blamer, who brings an excellent track record delivering integrated client solutions and growing the top line. He has already made some key hires in New York and London as well as in digital and direct FCBI. They have put a couple of early wins on the board and they are in the hunt for a couple of large new assignments. I'm excited about what is going on at FCB and I sense their new winning attitude bodes well for their future.

Another group that merits attention is our unique companies in fast growth areas of marketing services. These are best-in-class market leaders like Draft in direct marketing, Jack Morton in event marketing, RGA in the digital and online world and Octagon in sports and entertainment marketing. The key is to get these assets to continue to grow their own brands and also get connected with our networks, which we are doing through our collaborative growth initiative.

As clients increasingly look to us for custom integrated programs, the contributions that these unique agencies can make to Interpublic as a whole just keep on growing. The evidence can be seen in major wins such as Nokia and Computer Associates. Our domestic independents highlighted on the next presentation page are unique Interpublic assets. We have a number of major fully integrated agencies like Campbell-Ewald, Deutsch and Hill Holliday, as well as exceptional creative shops like Carmichael Lynch, Martin, Mullin and Daley. These brands work with outstanding clients on their own in conjunction with our major networks or with our specialty marketing services companies. The independents are well run financially and generate considerable cash. We will be looking for new ways in which they can benefit from their association with Interpublic in terms of sharing resources, managing senior talent, and generating additional growth.

Another area that is performing well for us is public relations. As you can see, we have a terrific global agency in Weber Shandwick. They are the largest in the industry, strong across all practices, and they have been building up their talent base as well, particularly in Europe and Asia. We also have two strong domestic consumer agencies and the best resources in entertainment PR. Our agencies are not only winning the business, they are performing exceptionally well in industry award shows, which speaks to the quality of their product offering.

A final area I would like to cover are the so-called BRIC markets. These are clearly the fast growth regions that will be important drivers of our future growth. We are well-positioned in these markets with strong offerings in Brazil across the major operating units and in affiliation with the market leader in Russia. In India, we are a strong number two among the holding companies with very high-quality assets in both the creative and media areas. China is a big opportunity. Our established advertising networks are growing along with their multinational clients. We are now looking to develop capabilities in the new media arena, which is really taking off with Web and cell phone usage going through the roof.

Steve Gatfield, another senior member of our team, has considerable expertise in this area. He is working hard with the business units and looking at our total IPG offering in these growth markets, particularly in India and China. As you can see, we have many strong assets and some real possibilities. Where there have been issues, namely at Lowe and in the media operations, we have taken remedial actions. We have also made significant investments in upgrading talent at McCann, FCB, Weber Shandwick and in corporate leadership.

Going forward, there are a few things we have accomplished that I would ask you to keep in mind and a few deliverables we will be responsible to you for in the short-term. On slide 45, you'll see some of the issues we have addressed in the past six months. First, an exhaustive financial review has sent the strong message that when it comes to financial controls, it will no longer be business as usual.

Second, a strong track record recruiting talented executives to our ranks in key corporate and operating unit jobs. This willingness to make changes, often at the top, addresses a number of the areas in which we have seen significant client losses, particularly media and Lowe. These personnel changes and talent upgrades will help us get back to competitive revenue growth.

Third, organic revenue performance in 2004 and '5 to date, while far from where it should be, is still in positive territory. Given the noise and press coverage generated by our focus on the accounting issues, this is also notable. It speaks to the power of our brands, our people, and of the work of our agencies and what they are delivering to our clients.

In conclusion, I want to address our next set of deliverables. With the financial filing behind us, management can focus intensively on the strategic plan. We're not yet in a position to share that with you, but I can tell you what my priorities will be as we put this plan together. Above all, we must continue to strengthen our brands and align our assets for maximum client benefit versus internally focused reasons having to do

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with silos or IPG's history. We will continue to promote collaboration and sharing of resources to value organic growth and to stay after top talent.

We also need to assess whether our opportunities to combine assets, share services and evaluate the many sub-holding company structures within Interpublic. This brings me to my final topic, which relates to resetting our turnaround goals. Frank mentioned this earlier. Obviously, our revenue and margin performance is not acceptable. But there is ample opportunity to improve so that we can achieve our goal of competitive revenue and margin performance.

First, we must and can grow revenue. Second, we will take down professional fees and corporate costs as we come into compliance with Sarbanes-Oxley.

Third, we must get other costs out of our businesses. Frank also spoke to this in his remarks. As I hope you can already tell, he is a terrific partner to work with me and our business unit heads in achieving this goal. We plan on delivering the strategic plan and the new financial targets to you in early 2006 when we host the company's first ever investor and analyst day. At that time, we will make our operating unit management available to lay out their plans and visions for their respective companies. We look forward to that opportunity to show you all of the exceptional things that are going on at Interpublic.

In the meantime, I am confident in the leadership at our companies and in our people. We now have a solid team who are working hard so that you will see all the effects of our new efforts and priorities as quickly as possible. Now, we will be happy to take any questions.

QUESTION AND ANSWER

Question:

First off, congratulations on filing. Two quick questions for you. One, can you go into some more detail on what drove the 7% organic revenue growth in Q2? You spoke a little bit about the agencies. I was just wondering if you could talk more specifically about accounts. What is your expectation for organic revenue growth over the next year? And along those same lines your bank covenants and EBITDA targets there are fairly generous. Does that have implications for your financial performance over the next year or two?

Michael Roth:

Let me take one part of this and then I'll turn it over to Frank to talk to the organic number. First of all, as I stated, our intent is to be competitive from a revenue and margin point of view. That was our goal before and it continues to be that goal. The timing of that remains something that we have to look at. Obviously, the key area here is improvement and what I would hope for you to see that starting in 2006, you will see us make improvements along the lines of revenue as well as margin improvement. Our banks, rather than going back to the banks with pluses and minuses, what we hope to do and we were successful in doing is negotiating provisions that give us enough latitude to have financial flexibility as we go forward. So I'm very comfortable with the support of our banks. I'm very comfortable with the objectives that they have certainly in their covenants and the key area here is to see us start to put numbers on the board in 2006.

As to the specific question on the 7.5% growth, I wish I can tell you that that is a consistent growth number for us as we go forward but there is a lot of accounting noise in there and I'll turn that to Frank.

Frank Mergenthaler:

Yes, Deborah, as I had mentioned earlier, one of the restatement issues had to do with contract accounting and that does create noise inter year with respect to when revenue was recognized and is predicated on the contractual terms. So you are going to see a greater volatility and more seasonality in our numbers than you have in the past just because we have gone back and have looked at each contract and were very, very literal in the interpretation of the contract and the way we recognize revenue.

Question:

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Then just as a follow-up, when does the Bank of America loss officially leave your P&L?

Michael Roth:

That's an interesting question. We had a 30-day notification so that technically that would have been October 31st. But we are in and we continue to be in transition. The bank had the ability to ask us to participate for up to six months after that period and we continue to work very closely with the bank in terms of services during that period. Obviously we expect and will be paid for the services that we provide during that interim period. So we don't know the answer yet in terms of when that revenue will start to fall off.

Question:

Yes, Michael, understanding that you haven't laid out formal financial benchmarks yet, I was just wondering if you could give us a sense of sort of the staging of performance improvement initiatives to look for in the next 12 to 18 months, any milestones we should look for. And then Frank, I was wondering if you could give us any more detail on what expected total professional fees would be in '05 and where you would expect them to be in '06 and really at what levels should they normalize? Thank you.

Michael Roth:

Thanks, Bill. I would prefer waiting for the metrics and benchmarks until our analyst day early in 2006, but clearly our goal, and as I said, it continues to be competitive on the growth side. And we have previously talked about 4 to 5% growth numbers. I certainly see no reason why Interpublic cannot be competitive on the growth side. We have the talent, we have the resources, we have the clients and we have the brands to make that happen. So the sooner the better is the way we look at it. Margin improvement—it's going to take us a while to take out a number of the professional fees and clearly, we will start doing that in 2006. But I'll let Frank address the question on how that is expected to run off.

Frank Mergenthaler:

If you look at the professional fees through six months, you can assume that the run rate in the back half of the year will outpace that. I expect to see professional fees start to normalize in '06 but full run rate impact will probably be '07 because '06 is still going to have fairly heavy investment spend behind Sarbanes-Oxley compliance.

Question:

Given that the financial controls are still weak, could you give us an idea of what sort of confidence we should have that these numbers are final and really what we should expect in terms of possible further restructuring or impairment charges? And I have a follow-up question after that.

Michael Roth:

Given the high professional figures that we have been spending and the amount of time and effort that has gone into this process and as I stated in my opening remarks, we wanted to do this right and we wanted to do it for the last time. So obviously both Frank and myself, our outside auditors and everyone else who sign our financial statements are confident that these numbers are the right numbers. And so therefore we expect that this will be the last time you will see any type of restatement or things like that coming from us. I said we wanted to do it for the last time and we have uncovered every rock, every nook and cranny in this large multinational company, which gives rise to the adjustments that you see. In terms of professional fees, I'll turn it over to Frank.

Frank Mergenthaler:

I think that the second part of the question was restructuring. We're always evaluating the values of our assets and that is an ongoing rigorous process. So we look at it every quarter. We believe we have provided for everything that is impaired as of the most recent filing, but that is just normal course. And with respect to restructuring, we don't anticipate any major restructuring in the near-term.

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Question:

Is there a way as a follow-up question if you can give us a sense -- there has been a lot of talk in the press about some of your clients maybe being aware or intrigued I should say about your financial issues here. Is there a way you can give us a sense of how many of your top 20 clients have approached you with concerns about the financial issues of IPG?

Michael Roth:

That's a fair question and frankly I'm glad you asked it. Rather than waiting for our clients to ask, we have contacted and—myself—personally have contacted the CEOs and leaders of most of our multinational clients. In addition, Frank and our entire team are available to our agency heads as well as the businesspeople on the ground that if any questions come from our clients concerning this, we are available to be on calls. For example, we have been on calls with a number of our multinational clients addressing every time there is news in the press they are interested in what that means to IPG. I think that kind of dialogue is critical for us as we go forward because our clients obviously are interested in making sure that we are providing the necessary resources that they need from us. And I'm very pleased with the discussions that I have had with the CEOs and CMOs of our major multinational clients. Our business units as well are on top of that.

So we—for example, on the credit issue, before it became a public document and statement—we were on the phone calling all our major clients who were affected by this so there would be no surprises and that they are hearing it from us and that they understand what is going on. I am very pleased with the communication that has been going on and I would say a handful of major clients have asked to be kept in the loop, but most of them are most concerned with the quality of our product and our services. And as long as our people are paying attention to that, they don't have a problem with IPG.

Question:

And just lastly, your predecessor, Frank, had talked about the opportunity to cut real estate costs. Is that still the case?

Frank Mergenthaler:

We have got a team that focuses on that 24/7. We've got a lot of real estate assets. We continue to rationalize in markets where it is appropriate. We have had consolidation in markets like Hong Kong and some in Paris. So that will be an ongoing objective.

Question:

A couple of questions. First, if you could first please delve into a little further detail on the cash outlay within the restatement and second, in addition to real estate, you also mentioned reducing other costs was one of your top three priorities strategically. If you could talk about what other opportunities you might see from a cost standpoint going forward. Thanks.

Frank Mergenthaler:

With respect to the cash outlay and the restatement, the two primary cash drivers relate to the client and vendor credits and those are, as Michael had indicated a second ago, we have initiated conversations with all of our clients. We will work through this over the next weeks and months and we will make this issue -- get this behind us with our clients because that is mission-critical. So the majority of that cash (indiscernible) has to do with actually monetizing these liabilities with our clients.

Question:

Is there any way you can breakdown the roughly $250 million between the client vendor credits and the international compensation issue?

Frank Mergenthaler:

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I would say probably 175 to 200 is on the credits side and the rest is related to international compensation and some of the other smaller issues.

Michael Roth:

And let me comment on the size of that. We're dealing with over 100 clients. So it is not that all of that money is going to one single client. In fact, in terms of order of magnitude, the discussions and the numbers we've been talking to our clients about are not very significant compared to the total revenue. But it is 100 clients and in fact, a lot of these numbers -- a lot of this liability or a good portion, or hopefully some of it, will not be paid. I mean this is a conservative number that we have thrown up on the balance sheet and as we delve a little further deeper into it and have discussions with our clients, we would hope to work that out.

Frank Mergenthaler:

And to answer your other question, what other costs do we see? I think primarily at the operating company level, we do think that there is opportunity for some portfolio alignment and some rationalization of infrastructure. We still have an awful lot of markets out there that have autonomous independent businesses and there are a number of shared service opportunities, which we have got a team quite frankly that is—was—put in place by one of my predecessors. It is up and running but they have effectively been put on hold through this restatement process. They are teed up, ready to go to start pulling cost out of their respective infrastructure. And we hope that Q4 will be kind of a relaunch of the shared services initiative that was kicked off awhile back and as I said put on hold.

Question:

One other follow-up question, if you don't mind. In the past, you've said that the Sarbanes-Oxley fees would really just go away once you became compliant with your internal controls issues. Do you still think that will be true longer term or do you see some sort of recurring charge or cost associated with maintaining compliance with Sarbanes-Oxley?

Frank Mergenthaler:

I think there is always going to be a baseline infrastructure cost for Sarbanes-Oxley compliance.

Question:

Can you quantify what that might be?

Frank Mergenthaler:

I think right now I can't because I need to get compliant and that is going to be a significant investment for that to happen. But there will be some residual cost component to monitor compliance going forward to ensure that, to Michael's earlier point, controls are a priority for us and we take it very seriously. We're investing heavily behind them and we're going to make sure that once we are compliant we're going to stay compliant.

Michael Roth:

I think it is safe to say that all companies, not just Interpublic, will be building into their professional fees an increment for continuing monetarization of our Sarbanes-Oxley compliance. Our goal here would be to bring that number to a level that is consistent with the size organization that we have and the many reporting units that we have.

Question:

Just three questions. First, will there be any charges related to the large contract losses of Bank of America, Lowe or GM? Second, you did say that you believe your revenue growth can get to 4 or 5% and be competitive but you didn't talk about margins. Do you still believe that your

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margins can be in line with the other major holding companies? And finally, for Michael, you talked about resetting performance targets. Does that mean you will be resetting your performance targets for your distributed shares?

Michael Roth:

Thank you. First of all, there is absolutely no reason why our margins should not be competitive with the other companies. Our goal continues to be to get our margins to at least the low double-digit levels that some of our competitors are operating on.

As far as the charges with respect to the loss of those clients, in fact, we continue to get revenue from those loss clients. Obviously, there are expenses related to some termination with some of the people that are associated with it, but we don't see any large expenses that relate to the termination event. We kind of focus on ongoing operations and the potential to get more revenue from these clients even though they are lost clients.

Let me also reference the fact that a significant amount of the client losses that you're talking about are in media only, not just creative and obviously Banc of America is a little different than that. But certainly the other references that you made were in our media businesses where frankly the margins aren't quite as high as well as the costs associated with it won't be as high either.

As far as my own personal goals, I suspect that the Board of Directors will not be resetting my goals and I would not ask them to do that. I believe that the goals that were set for me are reasonable given where we are in the marketplace and the opportunities that we have. Myself, as well as the rest of the company, will be focusing on meeting those parameters. I also might add that I have significant equity ownership potential as well without the performance measurement. So I am incented from both sides.

Question:

A couple of questions. The General Motors media buying, was that still in the second-quarter figures and the balance sheet figures and what is the timing of that transition? And then I have a follow-up question or two.

Frank Mergenthaler:

It is in the numbers, and it unwinds 10/1.

Question:

Okay. Then I am wondering -- I understand that you can't really give any revenue guidance, but I guess looking at the business that you know you have already lost and your current group of existing clients, as you look at the full year, would you expect organic revenue growth to remain positive?

Michael Roth:

Well certainly that will be our objective. We do have a healthy pipeline and in order to do that however we have to win some of those new business opportunities, and there are opportunities there for us to replace those losses and that is what we will be driving towards.

Question:

And then I guess my last question is, Frank, could you discuss with us what some of your incentive comp and bonus agreements were at the time that you joined the company?

Frank Mergenthaler:

My incentive comp is not dissimilar to Michael's with respect to financial targets that need to be achieved. They are not as material as Michael's are but they are tied to that.

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Michael Roth:

Let me also add that we have a new incentive program for our entire company, both short-term and long-term incentive plans that have margin improvement, revenue growth relating to the specific agencies that are involved. So all of our people are incented to improve revenue and improve margins, not just senior management at IPG. And I think it is important that we are all driving towards the same objectives. And by instituting these new incentive plans throughout the company, we are all on the same page and driving to the same objectives.

Question:

I just want to go back again. When I asked the question a second ago about organic revenue growth, I understood your answer regarding the hope of getting new business. But I guess what I was trying to understand is if you don't get new business given the account losses and as they kind of factor into the rest of the year, just on that basis, current existing clients and the business that you know you have lost, do you think you still could have positive organic revenue growth for the year?

Michael Roth:

Frankly, I think to be specific and candid, I think the number would probably be closer to flat and maybe slightly higher if we do win a few of those.

Question:

Thank you. A couple of questions. One, operating margins were down first half year-on-year if you strip out all the gobbley gook or bad stuff and I'm trying to figure out if you look at that, the first quarter was down substantially year-on-year and the second quarter was actually up. What is driving that trend or divergence? How should we think of that? What explains that?

And then secondly it looks -- the rebates -- it's an industry issue but it looks fairly substantial. Is that a five-year period, the $200 million you're saying was about 200. So is that $40 million on media buying in the developing markets? It sounds like that's a pretty big hit to cash flow and how should we think about profitability there going forward?

And I guess finally, this is a question maybe you can't answer, but we're not going to be Sarbox compliant until you're saying at least 404 until sometime in late 2007. Given the process that you have been through and it sounds like you have done a great job really scrutinizing and putting everything under the microscope, I'm surprised you wouldn't be closer to being compliant. So if you could just touch upon those three issues. Thank you.

Michael Roth:

Let me talk about the customer credits and the number. The answer to your question is yes. It involves many years. In fact, five years plus. So this is not a one-year item. What we have done and that goes to the issue of the exhausted financial review that we have undertaken. We have gone back five years plus and reviewed contracts and we have interpolated liabilities. That is why when Frank talks about the cash flow component of this, we expect that it will be paid out over two years because this is in the process of being finalized with our clients and looking into the details. Some clients will find that we don't owe money. Some clients will in fact say we're well aware of this and there's no reason for us to do that. Other clients obviously are looking at the detail to see what is the amount that is there. So I wouldn't view this as -- and certainly one of the things we have done is we have modified our contracts going forward.

So from on ongoing P&L point of view, our intention here is that you will not see this going forward because these issues have been addressed. Our clients are aware of them and going forward, this issue will not be there.

Question:

You mean going forward, you can actually get the rebates or volume discounts?

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Michael Roth:

We will be working with our clients to either change contracts in areas where we think it is appropriate and we will be following the master contracts and restating with our clients where that money belongs.

Question:

This was pretty much my understanding from talking to people in the industry. It's pretty much standard for everyone in the industry in media buying in these markets? Is that correct?

Michael Roth:

We have enough on our plate to deal with Interpublic. What other companies are doing are their issues. All I can tell you is that from our perspective, this is the right thing for us to do from a transparency point of view with our clients. That is how our clients are viewing it and going forward, this issue will be off the table for Interpublic. The other question, Frank.

Frank Mergenthaler:

Fred, on your operating margin, there is some noise in these accounts because of the restatement issue that relates to revenue. The point I made earlier with respect to contract compliance makes this business more seasonal. If the contracts are not written in a way that gives you triggers that provides for revenue recognition, you see while the cash may be coming in throughout the year, revenue recognition may be pushed back later in the year. So when you look at -- when I look at the margins, I look at the margins for six months. So when you take that into effect and the significant cost associated with the restatement of Sarbanes-Oxley, that is what is depressing overall margins.

With respect to Sarbanes-Oxley, this restatement exercise has resulted in a tremendous amount of control issues identified, certain remediation plans have been developed. We need to (indiscernible) against those remediation plans. But to be clear, it was primarily manual. It was primarily to get us comfortable with these financial statements where appropriate in a poorly controlled environment and yes, did we get some positive direction as it relates to how we get after our control environment? Sure. But the investment was purely to get us comfortable that the accounts were accurate as opposed to investing behind controls.

Michael Roth:

There is another benefit to the -- Frank alluded to the SAP integration. In addition to providing extensive savings to us as we implement that throughout the company, the integration of SAP and implementation of SAP will provide control environment that will bring us closer to the compliance with Sarbanes-Oxley. So this is a double benefit for us moving quickly forward with respect to SAP because inherent in SAP is the actual controls required under Sarbanes-Oxley.

Frank Mergenthaler:

And SAP is a good example where our implementation schedule was put on hold for the past four or five months because a lot of the same resources that were needed for that implementation globally got fully focused on the restatement. SAP implementation has now cranked back up in Q4. We hope to be very aggressive in the implementation in '06 and have it in the company in the aggregate by early '07. That is a key initiative that we have been talking about but it is one that quite frankly got put on hold to some extent as we went down this restatement path.

Michael Roth:

And that will be built into the metrics we talk about in early 2006 as we roll that out.

Question:

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Good morning. I wanted to ask if you have taken a good hard look or certainly analyzed the current agency holdings of Interpublic. If so, are you happy with the assets in total under the holding company? Do you see a need for any acquisition or divestitures from where we are today and if so, how soon might at least the acquisition activity begin?

Michael Roth:

Okay. Obviously our company has been going on an extensive review of strategic assets for the past couple of years. Obviously exiting the motor sports and disposition of that is consistent with our view that nonstrategic assets do not belong in our company and we did everything we can to dispose of that. There are a couple of smaller nonstrategic assets that we're in the process of disposing of; nothing frankly that would be on your radar screen. We are very comfortable with our strategic assets right now and I think all of them -- and we have alluded to the ones that need to do better and what we're doing to remediate them. The rest of them are solid performers. Management is in place. They are motivated to move forward and they are all strategic in that if they perform well, they our strategic to us.

Obviously one of the opportunities we have is to look at the whole structure of Interpublic and see where we can obtain synergies and cost-cutting opportunities through back-office movement and so on. But from a strategic point of view, I think our assets are pretty much what they should be.

On the acquisition side, I would hope to see very tactical potential acquisitions in areas where we don't have resources. In order of magnitude, we're not talking a lot of money. Obviously we're focusing here on turnaround situation and this is not the appropriate time to go out on an extensive acquisition binge and spend money unwisely given the constraints we have right now in terms of fixing what we have.

As far as selling strategic assets, we have a very strong bank group. My personal view is very simple. When you have strong assets like this and you have liquidity as we do and a bank group that is supportive and we have access to capital markets if and when we need to do that. There is no need to sell strategic assets in the midst of a turnaround. Certainly not at some of the prices that I think would be available if we do it under this circumstance. So it is not our intention to dispose of any of our strategic assets at this point in time.

Question:

Part of what was at the root of the question I suppose is what appears to be pretty strong performance out of some of your agencies, such as McCann or Draft. That indeed being the case, I assume they are growing at relative at relatively healthy rates. I would assume there must be some relative underperformers and can you maybe give some insight as to the range of performance across the agency groups perhaps?

Michael Roth:

Look, obviously McCann is a significant portion of our revenue and our profitability and certainly the performance of McCann continues to be and will be critical to the success of Interpublic. I have already alluded to the changes that we're making at McCann to make their offerings even stronger and set it up for the future performance of McCann.

As far as our other -- I've already alluded to our other underperforming assets and clearly Lowe is an area that we have addressed. We have made changes in management. We have made structural changes where necessary and we have a plan going forward that has in fact stabilized Lowe and we are looking forward to them getting back on track in 2006.

The other one is on the media side, which I have already talked about. There is where—we apparently did not have as competitive a product in the marketplace, and that is why we made the changes we have made and we want to bring our media offering to what the future media offerings will be in the marketplace, and I think Mark and the team he is putting together will do exactly that. He's working very closely with all our business unit heads to see what is necessary in the marketplace and he's being very thorough and thoughtful in terms of how we use our strategic assets moving forward. So those are the highlights.

The rest of our businesses are performing—it is a function of the competitiveness in the marketplace. I guess the question you have asked is some of our agencies have hot years. Some years we're losing some clients. Underlining your question of course is the losses at Deutsche. I will save you on that one. 2004 was a great year for Deutsche. I think they were seven  for seven in terms of their pitches. In 2005, they weren't quite as successful and some of their clients left. Some of these clients had their own issues and sometimes when clients have issues they look at their advertising agency and say I think we need some fresh look at this. I am very comfortable with Deutsche. Obviously Linda Sawyer has been promoted to CEO. I think that is a very positive step for the Deutsche agency. I think Donnie, I've spoken with him specifically, he will continue

14

to be involved in the Deutsche agency. The team there is very solid and very strong and I am looking forward to them replacing some of the lost revenue. They are in a couple of pitches right now and they are very focused on new business generation.

Our other agencies, Hill Holliday has a good pipeline and potential new business and we're looking to see them put some their revenue wins on the board in the not to distant future. Campbell-Ewald just continues to perform exceptionally well for us and those are the key players that drive our businesses. Obviously Morton and Draft—you already talked about Draft. They continue to grow exceptionally well because that is the offering that is really in demand. R/GA is clearly—R/GA has some 300 people working for them right now and it is clearly indicative of what is necessary in the marketplace, and Draft and R/GA are a powerful force in the marketplace and put them together with Morton and Octagon and Weber Shandwick and you have a fully integrated offering that will be competitive in the marketplace against anybody.

Question:

And one more quick one if I may. Given the modifications to contracts relating to the rebates, does this impact the margin opportunity that you see for the holding company negatively?

Michael Roth:

I think clearly on a short run basis, margin impact is there but you have to fix the business model and that is what's important. And that is clients are aware of this and certainly in our multinational clients, this should not affect our margins because they are aware of it. It is part of the contract. It is normal business and we will address it. In some of the local markets, that is the area that is the gray area and what we have to do is just make sure that our contracts are consistent with the practices. And if we're able to do that, which we are doing right now, then our margins will not be affected by it.

Question:

Just a quick question. In the past, you guys used to breakout out-of-pocket growth in terms of your revenue. I noticed that you guys kind of ditched that. Just where is that and where does that issue stand presently?

Michael Roth:

It is now grossed-up and in revenues.

Question:

Okay. But do you guys—it's not included though in the organic revenue growth number?

Frank Mergenthaler:

No, it is not.

Question:

So it's just—as you guys breakdown, you broke your growth into three pieces. Which piece is it presumably in? Because in the past, it was a kind of a nice contribution to growth. It was a percent or two and given organic revenue growth in the first half, it was only 1.3. I'm just kind of wondering—.

Frank Mergenthaler:

Drew, Jerry will get back and respond to that. I just don't have the data at my hands.

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Michael Roth:

But your point is valid in that by doing the gross-up, it affects our margin. It doesn't affect our bottom line, but it affects our margin. What we're talking about here is movement between above the line in terms of revenue and expenses. So I think what we have to do now is once we have made this change, which we have done, what you're looking at is deltas going forward and I think that is the right way to look at it.

Question:

Because it's a zero margin revenue stream, right?

Frank Mergenthaler:

Yes.

Question:

Frank, on the professional fees side here, you talk about the cost going down. In that sort of a net cost? I guess I am concerned that your hiring people internally and replacing the people externally and so the external number will go down but yet we're not really making much progress on that front.

Frank Mergenthaler:

It's a good point. We are investing behind our internal resources in our financial community. And there is a cost component to that. I do expect though that my professional fees will outweigh that cost build, especially as I start to rollout some of my systems solutions with respect to SAP and shared services. There is going to be efficiencies to be gained as those investments get realized.

Question:

Then on your creative people and your corporate folks that you have attracted, you mentioned a new compensation plan. How much stock do people have to take or do they have a choice of cash or stock at this point as a reason to come in. Your guys are successful or women are successful, what does that component look like these days?

Michael Roth:

Well clearly there is different components. One is senior management at corporate and then you have the business units. The business unit component consists of a portion of restricted shares, which have these -- some are free restricted shares based on time and some are related to performance measurements. Our ultimate goal is to get in the area of like 50% of compensation ultimately tied to performance-based compensation. And we are on our way to doing that. It is important to make sure that everyone has an equity participation so that they feel part of the turnaround, and certainly when we're recruiting new people which we're very happy with, that we have been able to be successful, part of the story is the fact that we are in a turnaround mode and they are excited about the opportunity, and frankly the leverage on the turnaround on our share price hopefully will be very nice.

Question:

And then finally on your own compensation, Michael, could you remind us what are the first two bogeys in terms of either revenue margins or stock price you need to hit?

Michael Roth:

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I'm embarrassed to tell you this, but -- do we have that here? I think it is in the 10-K actually, but let me be candid with you. I mean my personal motivation here is to turn around Interpublic, and obviously margin improvement and revenue growth is what we're driving towards, okay? I'm not the kind of person to sit down every day and look at how I am doing on the margin improvement for purposes of compensation. It is obviously important to me, don't get me wrong, but right now we are involved in a significant undertaking. And I am looking at this as a long-term endeavor here, and it is going to take us a couple of years to see the ultimate benefit of everything we are stepping up to do here. And that is my commitment and that is how I realize that the goals I have set and what the board has set for me personally. If I am successful at achieving that, then there is a healthy compensation component.

Question:

Let me go back to one more thing, and that is the discussion you had with your multinational clients and going at them proactively, talking with them. Your comment was I guess you are pleased with the discussions. I guess I'm curious if there was a hell of a lot of pushback. And if you talk to the top 20, is there a possibility that 10% of those top 20, just two clients, go elsewhere?

Michael Roth:

No. In fact, when I say I'm pleased with the discussions, I'm pleased with the discussions. What they tell me is that they understand, frankly, they want to get us out of the press as much as I do. And they understand what is necessary here and they are pleased to see that we are taking the bull by the horn. If there is any pushback, to be honest with you, it is from a different level from within the clients because they are saying, gee, what is all this noise about? And the biggest concern is not the financial strength of Interpublic. The concern is whether the people that are servicing their clients are getting what is necessary to perform.

For example, in Lowe, that is one of the questions because of all the changes at Lowe and all the things, and clearly we have talked about Lowe being an agency in transition and a work in progress. So the clients that I've met with at Lowe are only interested in saying, am I going to get the talent? Is Interpublic going to be continuing to invest in Lowe so that the quality work that I have been getting will continue? And that has been my discussions with senior management. It has not been about our bank deal or any issues like that.

Question:

Two questions about second quarter. If you could please quantify the amount of the organic revenue increase in the second quarter that is related to the change of the lack of deferring revenues. And then secondly and also in second quarter, you had a comp plan change in how you account for that, and it resulted in more comp expense going in the earlier part of the year. Can you quantify how much increase in comp that was in second quarter again, so we can do an apples-to-apples? If we back both of those things out, what did the change in EBIT look like?

Frank Mergenthaler:

It's Frank. As it relates to the comp issue, it was roughly $20 million.

Question:

For the second quarter?

Frank Mergenthaler:

For the first half. And with respect to -- I'm sorry, what was the other question you had asked?

Question:

The revenue item, you state that organic revenue grew 7.2%, and you say part of that is increase related to the timing of revenue recognition which you previously deferred. How much revenue recognition, and if you didn't have that, what did organic revenue grow at?

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Frank Mergenthaler:

I don't have that information at my fingertips now. We can get back to you on that.

Question:

Do you realize that—?

Frank Mergenthaler:

We have been looking, quite frankly, at the six months, just because there is some noise quarter to quarter.

Question:

Do you realize it's really hard to buy into that operating -- or the organic revenue increase if we don't know that?

Frank Mergenthaler:

We will get you the data.

Question:

Okay. And then the 20 million is for second quarter?

Frank Mergenthaler:

Yes.

Question:

A couple of real quick things. Are you guys potentially coming or plan on coming back to the capital markets at all in the near-term in any particular way?

Michael Roth:

Well, let me say this. One of the things you see about -- one of reasons we have been successful in getting through this environment is that we maintain a very conservative balance sheet. And that has been very helpful with us in certainly our cash balances, as well as the fact that this company has been willing to access the capital markets when it was opportunistic and when it was appropriate to maintain a healthy balance sheet. And obviously we continue to look at that on an ongoing basis. And like any company, we look at markets, we look at our access to markets, we look at a long-term balance sheet perspective and we will continue to do that.

Question:

I understand opportunistically but is there any reason why you may feel compelled to come back in the next few months?

Michael Roth:

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Well underlying your question is given the cash flows, can we pay for that out of our current cash component and answer is if we choose to we can pay for that out of our current cash component. Whether that is the prudent thing to do from a capital structure point of view is something that we look at on an ongoing basis and we will do that.

Question:

And then just a comment on the cash comment. I guess I like the number that I see here. It is just that how much of that is actually discretionary cash -- go ahead.

Michael Roth:

We managed to go through almost the entire call without that question being asked and here we go. Frank, do you want to --?

Question:

Well we are an hour and 20 in so I figured I would ask.

Frank Mergenthaler:

To Michael's earlier comment, our cash is unrestricted. Can we use our existing cash balance to liquidate liabilities that we're facing now as it relates to the restatement and some of these other issues? Yes we can. With that said, I think it is critical to look at working capital in the aggregate. We have been conservative in our approach to balance sheet management. I think that has been a critical area as we have gone through these financial challenges. And we believe going forward to the extent that there is opportunity, we will tap the capital markets again. We are in the midst of a turnaround and making sure that we have got a strong enough balance sheet for us to execute everything we believe we need to execute to make that turnaround as effective as possible we will do. So it is a question I guess since my tenure at IPG is relatively short, it comes up frequently and quite frankly, it is not an easy question to answer. But that is kind of where we are on it.

Question:

Now, if you were to come back to the markets, would it be more looking at the debt markets or more to the equity markets?

Michael Roth:

Obviously, that is something we can't answer for you right now and any major company the size of ours looks at markets from all perspectives and that is what we continue to do. In looking at our cash, the reason the chart is there is if you're looking at the charts from the trough to the peak and how we're doing on year-to-year comparisons, I think you see stability in the cash. I think that is an important point when you look at our company and given the fact that we have been hiding under this screen for all this while, if I sit back and look at what should I be looking at Interpublic, those are the kind of things I should be looking at. What are the trends, where are we versus historically? Has there been unusual blips in one versus the other? When you look at our cash, if you look at that chart, you see that there is stability in that and given all the noise and all the things that are happening at Interpublic, that stability is a very important aspect of our financial strength.

Question:

Briefly, the statement was made early on that those responsible for some of the problems have either been terminated or will be terminated from the company. Did I hear that correctly?

Michael Roth:

Yes, you did. It was in fact in our release.

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Question:

What are the costs associated with that in terms of severance pay, etc.?

Michael Roth:

I think one of the reasons some of them haven't been terminated yet is that we're in the process of finalizing local rules with respect to pensions and things like that. Frankly, I think the numbers that we have put out are consistent with those events taking place. They are not significant enough that it would cause a significant blip in any of the numbers.

Question:

And how high up in the ranks of management do these individuals who have not yet been officially terminated rise?

Michael Roth:

We have specifically indicated that these individuals are local individuals and no current senior executives of Interpublic are involved.

Question:

And is there any potential litigation on the acts that were committed that you have been possibly in negotiations with legal authorities anywhere?

Michael Roth:

We have responded and remember these are in foreign countries.

Question:

Understood.

Michael Roth:

We have reported all of this to the local authorities where appropriate. It is normal whenever you are involved in this that there'd be potential litigation. But this is local litigation and it is generally involving employee liability.

Question:

And there's no corporate liability on the U.S. side for payoffs or other things that have been outlawed over the years?

Michael Roth:

I would say that that is an area that we constantly look at and if there was, we would have generally outlined it or provided for it and at this point in time we don't see that. Remember, a very small amount of our operations were involved in this. Five to six of our over 800 operations were involved. So we put a fence around this and that is where it belongs.

Question:

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Also in answer to a question -- something was said about hoping to get back to the historic Interpublic figures in terms of revenues and earnings. How far back do we have to go to figure out what term or timespan you have in mind?

Michael Roth:

I don't remember saying that. What I said was where we're getting to is being competitive in the marketplace. I don't remember saying we're going back to the historic operating performance of Interpublic.

Question:

Okay. If we say then using your terminology, which was very early on in the presentation, I was speaking towards a specific response to a question a few questions back, but if we're going to be competitive with the industry, what does that mean in terms of revenue growth and pretax and after-tax margins?

Michael Roth:

Well, what I think you have seen -- or you can see what the competition is as well as I can. Our competition has been putting 4 to 5% revenue growth and have margins in the 10 to 15% area and that is consistent with what our objectives will be.

Question:

And lastly in terms of those profit margins, how long forward do we have to look for them to start showing up?

Michael Roth:

I indicated that in early 2006, we're going to have an analyst day where we will try to put some perspective in terms of timing but at this point in time, we can't comment -- what I said -- look at the trends. We have to start putting numbers on the board in terms of growth and margin improvement. It is not all going to happen at once. The key item to look at us is that we're making progress and performing at a reasonable pace.

Michael Roth:

Thank you very much again and obviously I hope you get a sense that we are actually excited about putting this behind us and moving forward at Interpublic. As always, there is full transparency and full access to all of us here at Interpublic. So I look forward to meeting with many of you as well as responding to a lot of the questions. I thought the questions were right on in terms of the issues that we are addressing. I appreciate that. I also appreciate all the people at Interpublic who have really worked extensively to getting us to the position that we are in right now. This is not an easy task. It is extremely formidable and I'm very proud of the way we have performed and I am delighted to be back to be able to talk to all of you on what is happening at Interpublic. Thank you again.

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